UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

June 23, 2016

Research Solutions, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation or Organization)

0-53501 (Commission File Number)	11-3797644 (IRS Employer Identification No.)
5435 Balboa Boulevard, Suite 202 Encino, CA 91316 (Address of Principal Executive Offices and zip code)

(310) 477-0354

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

On June 23, 2016, the Registrant entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an institutional investor, each member of its board of directors and certain of its executive officers (collectively, the “Investors”) pursuant to which the Registrant agreed to sell an aggregate of 5,200,000 units (the “Units”) to the Investors at $1.00 per Unit (the “Purchase Price”) for gross proceeds of $5,200,000. Each Unit consists of one share of the Registrant’s common stock (the “Shares”), and one warrant having a term of five years to purchase three-tenths of one share of the Registrant’s common stock at an exercise price of $1.25 per share (the “Warrants”). The number of Units purchased by each Investor is set forth on the Schedule of Investors attached to the Securities Purchase Agreement as Exhibit A. Pursuant to the Securities Purchase Agreement, the Registrant has agreed to indemnify the Investors for liabilities arising out of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Registrant in any transaction document or in any certificate or other instrument delivered by or on behalf of the Registrant. The Securities Purchase Agreement also contains customary representations and warranties and covenants of the Registrant and was subject to customary closing conditions.

The offering contemplated under the Securities Purchase Agreement closed on June 24, 2016 (the “Closing”). The Registrant intends to use the net proceeds received in the offering for strategic initiatives and general working capital purposes. Immediately following the Closing the Registrant had 23,827,193 shares of common stock issued and outstanding.

In connection with the Closing, on June 24, 2016 the Registrant and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Registrant agreed to provide certain registration rights with respect to the resale of the Shares, the shares of common stock issuable upon exercise of the Warrants and the shares of common stock issuable upon exercise of the Placement Agent Warrant (as defined below) (collectively, the “Registrable Securities”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Rights Agreement provides that if (i) the Registrant does not file a registration statement on or before the required filing date, (ii) such registration statement is not declared effective on or prior to the required effectiveness date, or (iii) after its effective date, such registration statement ceases to remain continuously effective and available to the holders of Registrable Securities at any time prior to the expiration of the required effectiveness period for an aggregate of more than 30 trading days (which need not be consecutive), then the Registrant must pay each Investor on the date of such event and for each month thereafter that such event continues, an amount in cash as partial liquidated damages equal to 1% of the aggregate Purchase Price paid by such Investor pursuant to the Securities Purchase Agreement up to a maximum amount of 10% of the aggregate Purchase Price paid by such Investor pursuant to the Securities Purchase Agreement.

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In connection with the offering contemplated under the Securities Purchase Agreement, the Registrant was required to pay Wunderlich Securities, Inc., the placement agent for the offering (the “Placement Agent”), an aggregate commission in cash equal to 7% of the gross proceeds from the sale of the Units to Investors introduced to the Registrant by the Placement Agent (or $350,000), and to issue the Placement Agent a warrant (substantially in the form of the Warrants) having a term of five years to purchase 4.5% of the Shares issued to Investors introduced to the Registrant by the Placement Agent pursuant to the sale of Units to such Investors (or 225,000 shares of common stock) at an exercise price of $1.25 per share (the “Placement Agent Warrant”). In addition, the Registrant agreed to reimburse the Placement Agent for its out-of-pocket expenses incurred in connection with the transactions contemplated by the Securities Purchase Agreement, including the actual and reasonable fees and disbursements of the Placement Agent’s legal counsel, up to an aggregate amount of $25,000. The Registrant agreed to indemnify the Placement Agent to the fullest extent permitted by law against certain liabilities that may be incurred in connection with the transactions contemplated under the Securities Purchase Agreement, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agent may be required to make in respect of such liabilities.

The Units were offered and sold exclusively to accredited investors, and the Placement Agent Warrant was offered and sold to the Placement Agent, in a transaction exempt from registration under the Securities Act as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Investors and the Placement Agent represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates representing the Shares, the Warrants and the Placement Agent Warrant issued in the transaction. The offer and sale of the securities were made without any general solicitation or advertising.

The foregoing summaries of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants and the Placement Agent Warrant are qualified in their entirety by reference to the full text of the agreements, which are attached as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit
Number	Description

10.1	Securities Purchase Agreement dated June 23, 2016, among Research Solutions, Inc. and the Investors signatory thereto.

10.2	Registration Rights Agreement dated June 24, 2016, among Research Solutions, Inc. and the Investors signatory thereto.

10.3	Form of Warrant.

99.1	Press release entitled “Research Solutions (RSSS) Announces $5.2 Million Private Placement” dated June 27, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH SOLUTIONS, INC.

Date: June 28, 2016	By:	/s/ Alan Urban
Alan Urban
Chief Financial Officer

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